Exhibit 99(x)

FORM LETTER TO PARTICIPANTS IN THE

CAMCO FINANCIAL & SUBSIDIARIES SALARY SAVINGS PLAN

REGARDING WARRANTS ALLOCATED TO PARTICIPANT’S PLAN ACCOUNT

[—], 2012

Dear 401(k) Plan Participant:

For every two shares of common stock, $1.00 par value per share (the “Common Stock”), of Camco Financial Corporation (the “Company”) that were purchased for your account in the Camco Financial & Subsidiaries Salary Savings Plan (the “401(k) Plan”) in the rights offering (the “Rights Offering”) conducted by the Company that expired at 5:00 p.m., Eastern Time, on [•], 2012 (the “Expiration Date”), a warrant to purchase one additional share of Common Stock at a purchase price of $2.10 per share has been allocated to your 401(k) Plan account.

Enclosed with this letter, you will find the following materials to facilitate the exercise of warrants held by the 401(k) Plan that are allocated to your 401(k) Plan account:

•	Offering Prospectus

•	Important Information for Plan Participants Regarding Warrants

•	Non-Transferable Warrant Subscription Form

•	Return envelope addressed to the Company

•	Statement indicating the number of warrants held by the 401(k) Plan allocated to your 401(k) Plan account immediately following the completion of the Rights Offering

THE WARRANT EXERCISE PERIOD FOR 401(k) PLAN PARTICIPANTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON [—], 2017, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXERCISE PERIOD APPLICABLE TO THE WARRANTS.

Please understand that exercising warrants held by the 401(k) Plan that are allocated to your 401(k) Plan account is entirely your decision. We encourage you to read the enclosed documents carefully before making a decision to exercise such warrants. If you have any questions regarding exercising warrants held by the 401(k) Plan that are allocated to your 401(k) Plan account, you may contact our information agent, ParaCap Group, LLC, toll free at (866) 404-2951, Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.

Very truly yours,

CAMCO FINANCIAL CORPORATION

CAMCO FINANCIAL & SUBSIDIARIES SALARY SAVINGS PLAN

Important Information for Plan Participants Regarding Warrants

The following questions and answers have been developed to provide the participants in the Camco Financial & Subsidiaries Salary Savings Plan (the “401(k) Plan”) with important information regarding warrants held by the 401(k) Plan that have been allocated to the participant’s 401(k) Plan account as a result of the participant’s participation in the rights offering (the “Rights Offering”) conducted by Camco Financial Corporation (the “Company”) that expired at 5:00 p.m., Eastern Time, on [—], 2012 (the “Expiration Date”). A detailed description of the warrants is provided in the accompanying “offering prospectus” (the “Prospectus”). The following questions and answers are focused specifically on the 401(k) Plan participants and the procedures for exercising warrants held by the 401(k) Plan that are allocated to the participant’s 401(k) Plan account. To obtain a complete understanding of the warrants and the procedures to exercise the warrants through the 401(k) Plan, we encourage you to read both the Prospectus and the following questions and answers.

What are the warrants?

For every two shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) that were purchased in the Rights Offering for your 401(k) Plan account, a warrant to purchase one additional share of Common Stock at a purchase price of $2.10 per share has been allocated, without charge, to your 401(k) Plan account. The warrants may be exercised only as described below and are generally non-transferable.

The exercise period applicable to the warrants will expire at 5:00 p.m., Eastern Time, on [—], 2017. However, as a holder of warrants through the 401(k) Plan, you must return your properly completed Camco Financial & Subsidiaries Salary Savings Plan Non-Transferable Warrant Subscription Form (the “401(k) Plan Participant Warrant Subscription Form”) to the Company by 5:00 p.m., Eastern Time, on [—], 2017, which is the fifth business day prior to the fifth anniversary of the Expiration Date. You may return the 401(k) Plan Participant Warrant Subscription Form via hand delivery, mail or overnight courier. Please note we have included a return envelope for your use. If your 401(k) Plan Participant Warrant Subscription Form is not received by the Company by 5:00 p.m., Eastern Time, on [—], 2017, Charles Schwab Trust Company, as the trustee of the 401(k) Plan (the “Plan Trustee”), WILL NOT exercise any warrants on your behalf.

The shares of Common Stock to be issued upon the exercise of warrants, like our existing shares of Common Stock, will be listed on the NASDAQ Global Market under the symbol “CAFI.”

How will I know how many warrants are allocated to my 401(k) Plan account?

You should have received with this letter a statement showing the number of warrants held by the 401(k) Plan that are allocated to your 401(k) Plan account.

Will I also receive warrants for the additional shares of Common Stock that I purchased in the Rights Offering outside the 401(k) Plan?

Yes, you will also receive warrants for those shares of Common Stock that you purchased in the Rights Offering outside the 401(k) Plan. You will receive separate documents relating to the exercise of the warrants issued with respect to the shares of Common Stock that you purchased in the Rights Offering outside the 401(k) Plan. This document only describes the procedures for exercising the warrants held by the 401(k) Plan that are allocated to your 401(k) Plan account. As a result, in order to exercise any warrants issued to you with respect to the shares of Common Stock that you purchased in the Rights Offering outside the 401(k) Plan, you must comply with the separate exercise instructions you receive regarding those warrants.

How many shares of Common Stock will I be able to purchase by exercising warrants through the 401(k) Plan?

For every two shares of Common Stock that you purchase for your 401(k) Plan account through the Rights Offering, you will receive a warrant to purchase one additional share of Common Stock at a purchase price of $2.10 per share. The number of warrants resulting from your participation in the Rights Offering will be rounded down to the nearest whole share.

Your ability to purchase Common Stock through the exercise of such warrants is subject to an overall beneficial ownership limitation of 9.9% of our outstanding Common Stock after giving effect to your proposed warrant exercise and taking into account the holdings of you and your affiliates.

Where will the funds come from to pay for the Common Stock I elect to purchase by exercising the warrants attributable to my 401(k) Plan account?

You must pay the subscription payment required to exercise warrants attributable to your 401(k) Plan account by liquidating funds in your 401(k) Plan account that are invested in the Morley Stable Value Fund. Accordingly, if you elect to exercise some or all of the warrants in your 401(k) Plan account, you must ensure that you have adequate funds in your 401(k) Plan account invested in the Morley Stable Value Fund to fully pay the purchase price applicable to the number of warrants that you are exercising. Your investment in the Morley Stable Value Fund will be liquidated in the amount specified in your 401(k) Plan Participant Warrant Subscription Form, and the cash value of that investment will be held by the Plan Trustee. If the amount of funds in your 401(k) Plan account that are invested in the Morley Stable Value Fund do not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase through the exercise of the warrants, the warrants held by your 401(k) Plan account will be exercised to the fullest extent possible based on the cash value of your 401(k) Plan account invested in the Morley Stable Value Fund.

What if I don’t have enough money in the Morley Stable Value Fund to pay for the warrants I exercise?

It is the responsibility of each 401(k) Plan participant who chooses to exercise warrants to purchase shares of Common Stock to ensure that they have sufficient funds in their 401(k) Plan account invested in the Morley Stable Value Fund to satisfy the applicable purchase price. If the participant does not have sufficient funds in their 401(k) Plan account invested in the Morley Stable Value Fund to satisfy the applicable subscription payment, then the participant is responsible for placing appropriate trades from other holdings within their 401(k) Plan account to the Morley Stable Value Fund. These trades must be completed at least three days before the proposed warrant exercise date. If the amount of funds in your 401(k) Plan account that are invested in the Morley Stable Value Fund do not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase through the exercise of the warrants, the warrants held by your 401(k) Plan account will be exercised to the fullest extent possible based on the cash value of your 401(k) Plan account invested in the Morley Stable Value Fund.

How can I exercise the warrants allocated to my account in the 401(k) Plan?

To exercise a warrant allocated to your 401(k) Plan account, you must indicate on the 401(k) Plan Participant Warrant Subscription Form the number of warrants you wish to exercise. In addition, you must ensure that you have enough funds in your 401(k) Plan account invested in the Morley Stable Value Fund to fully pay for the warrants you exercise.

To exercise the warrants that were issued to your 401(k) Plan, you must return your 401(k) Plan Participant Warrant Subscription Form to the Company by 5:00 p.m., Eastern Time, on [—], 2017, which is the fifth business day prior to the fifth anniversary of the Expiration Date. On the 401(k) Plan Participant Warrant Subscription Form, you must complete the following:

•	Affirm your intention to exercise the warrants that were issued in respect of the shares of Common Stock you acquired in the Rights Offering through the 401(k) Plan.

•

Authorize the liquidation of funds in your 401(k) Plan account by directing the Plan Trustee as provided in the 401(k) Plan Participant Warrant Subscription Form. You may only pay for the exercise of warrants that were issued to your 401(k) Plan account through the liquidation of funds in your 401(k) Plan account invested in the Morley Stable Value Fund. Please do not send payment by cash or check directly to the Subscription Agent, the Company, the Plan Trustee or any other party.

•

Affirming that, among other things, after giving effect to your warrant exercise, both with respect to Common Stock you own through the 401(k) Plan as well as Common Stock owned outside of the 401(k) Plan, and after taking into account the holdings of our affiliates, your overall beneficial ownership of our Common Stock will not exceed 9.9% of our outstanding Common Stock.

How will I know if the warrant exercise was successful?

The Plan Trustee will liquidate funds in your 401(k) Plan account invested in the Morley Stable Value Fund as shown on the 401(k) Plan Participant Warrant Subscription Form and make the cash available to the Company’s subscription agent, Registrar and Transfer Company (the “Subscription Agent”), for the exercise of the warrants. For participants who elect to exercise warrants but do not have enough cash available through the liquidation of the funds in their 401(k) Plan account invested in the Morley Stable Value Fund to cover their exercise, the Plan Trustee will honor the exercise request to the fullest extent possible based on the available cash. The Plan Trustee is required to deliver the necessary funds to the Subscription Agent by 5:00 p.m., Eastern Time, on the [—] day after the Plan Trustee receives notice of your exercise of warrants. Any 401(k) Plan Participant Warrant Subscription Forms received by the Company after 5:00 p.m., Eastern Time, on [—], 2017 will be voided and the election requests will not be honored. Participants may confirm whether their warrants were exercised by accessing their 401(k) Plan account online by going to www.retirement.standard.com and logging in to their account. In the Personal Saving Center a participant will be able to see the exercise of a warrant represented as a sale of the Morley Stable Value Fund and subsequent purchase of shares of Common Stock.

How long do I have to exercise the warrants?

You will be able to exercise a warrant allocated to your 401(k) Plan account on or before [—], 2017.

What happens after the warrants have be exercised or have expired?

As of [—], 2017 or if earlier, as of the date all warrants have been exercised by the 401(k) Plan, any amount in a participant’s 401(k) Plan account invested in the Morley Stable Value Fund will have that amount liquidated and allocated to various investment funds in the 401(k) Plan based on the participant’s current investment directives for new contributions to the 401(k) Plan on file at the time of such allocation.

Is there any risk the warrants may be retroactively removed from the 401(k) Plan?

Under the Employee Retirement Income Security Act and Section 4975 of the Internal Revenue Code of 1986, as amended, the 401(k) Plan is prohibited from holding warrants under the 401(k) Plan unless the 401(k) Plan is granted an exemption from the U.S. Department of Labor (the “DOL”). We are submitting a request to the DOL that such an exemption be granted on a retroactive basis. If our exemption request is denied by the DOL, the DOL may require us to take appropriate remedial action and the Internal Revenue Service and the DOL could impose certain taxes and penalties on us.

May I receive a distribution of warrants allocated to my 401(k) Plan account?

Although the warrants are generally not transferable or assignable, other than by will or the laws of descent and distribution upon your death, there is an exception that allows you to receive an in-kind distribution of warrants allocated to your 401(k) Plan account if you are otherwise eligible for, and elect to, receive a distribution under the terms of the 401(k) Plan. If you elect to receive an in-kind distribution of warrants allocated to your 401(k) Plan account, you will receive separate exercise instructions relating to the warrants subject to the distribution within [—] days after the distribution from the 401(k) Plan.

Who should I contact if I have other questions?

If you have other questions regarding the warrants, or if you have any questions regarding completing a 401(k) Plan Participant Warrant Subscription Form or submitting a warrant subscription payment, please contact our information agent, ParaCap Group, LLC, toll free at (866) 404-2951, Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.